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                      July 1, 2022

       Wenshan Xie
       Chief Executive Officer
       E-Home Household Service Holdings Limited
       Floor 9, Building 14, HaixiBaiyue Town
       No. 14 Duyuan Road, Luozhou Town
       Cangshan District, Fuzhou City 350001
       People   s Republic of China

                                                        Re: E-Home Household
Service Holdings Limited
                                                            Form 20-F for the
Fiscal Year Ended June 30, 2021
                                                            Filed October 29,
2021
                                                            File No. 001-40375

       Dear Mr. Xie:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services